Exhibit 99.1

MYR Group Inc. Announces a $25 Million Increase in its

Share Repurchase Program

Rolling Meadows, Ill., December 10, 2015 — MYR Group Inc. (“MYR Group”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States and Canada, announced today an increase in the size of its existing share repurchase program from $42.5 million to $67.5 million. MYR Group repurchased 1,620,620 shares ($38.3 million) under its program through December 9, 2015, including 642,130 shares ($14.0 million) since September 30, 2015.

Bill Koertner, MYR Group’s President and CEO, said, “We are getting close to exhausting our current authorization based on the pattern of share repurchases over the last six weeks. Our share repurchase program is a key component of our long term strategy of increasing shareholder value. We continue to focus on avenues to drive shareholder value and deploy our capital to maximize the returns to shareholders.”

About MYR Group Inc.

MYR Group is a leading specialty contractor serving the electrical infrastructure market throughout the United States and Canada, and has the experience and expertise to complete electrical installations of any type and size. MYR Group’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR Group’s transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. MYR Group also provides commercial and industrial electrical contracting services to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the western and northeastern United States. For more information, visit myrgroup.com.

MYR Group Inc. Contact:

Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

-###-